UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2012

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01	Completion of Acquisition or Disposition of Assets.

Atlanta, Georgia

On November 7, 2012, Reven Housing REIT, Inc. (the “Company”), through a wholly owned subsidiary, closed on the acquisition of five of the nine single family homes located in the Atlanta, Georgia, metropolitan area, subject to a purchase and sale agreement with WRO Capital Group II LLC (the “Seller”). The other four properties remain subject to the terms of the purchase and sale agreement. The Seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the five acquired properties was $335,096, exclusive of closing costs. The Company funded 100% of the purchase with cash. The five acquired properties collectively encompass an aggregate of approximately 7,308 rental square feet, and all five properties are subject to one-year leases with respective tenants, with different expiration dates and rights to terminate.

Item 9.01	Financial Statements and Exhibits.

(a)    Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements of the acquired real property describe in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before January 24, 2013, by amendment to this Form 8-K.

(b)   Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: November 13, 2012	/s/ Chad M. Carpenter
Name: Chad M. Carpenter
Title: Chief Executive Officer